Exhibit 10.3

FIRST AMENDMENT TO AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made to the Amended and Restated Employment Agreement dated November 22, 2006, by and between BRE Properties, Inc. (the “Company”), and Bradley P Griggs (“Executive”) and is made effective as of December 2007 (the “Amendment Effective Date”).

BACKGROUND

The Company and Executive entered into an Employment Agreement, dated December 8, 2000, and a First Amendment to Employment Agreement dated January 1, 2003 (collectively the “2000 Employment Agreement as Amended in 2003”), which governed the Company’s employment of Executive.

The Company and Executive amended and restated the 2000 Employment Agreement as Amended in 2003 pursuant to the terms of the Amended and Restated Employment Agreement dated November 22, 2006 (the “Amended Employment Agreement”).

The Company and Executive have further agreed to amend the Amended Employment Agreement and to have the employment of Executive be governed by the terms and subject to the conditions of the Amended Employment Agreement as amended by this First Amendment from and after the Amendment Effective Date.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Amended Employment Agreement as follows:

1. Duties. The first three sentences of Paragraph 3 of the Amended Employment Agreement are deleted in their entirety and replaced with the following:

The Company shall employ Executive as its Executive Vice President - Development. The Chief Investment Officer (“CIO”) or, if there is no CIO, the Chief Executive Officer (“CEO”) shall direct and supervise the employment of Executive and shall determine the powers and duties incident to the position of Executive Vice President - Development. Executive shall perform his duties as Executive Vice President - Development faithfully, diligently and to the best of his ability and devote his full business time and best efforts to the Company.

2. Compensation. Executive’s compensation shall not be modified in conjunction with this First Amendment, provided Executive’s compensation shall be subject to such adjustment and modification as permitted pursuant to the Amended Employment Agreement included, but not limited to, annual adjustment, if any, as may be determined for calendar year 2008. The parties acknowledge that, since the Effective Date, Base Salary for Executive has been increased to $300,000 per year, the target for the Annual Bonus has been adjusted to 90% of Base Salary and the maximum to 180% of Base Salary.

3. Interpretation and Advice of Counsel. Executive was advised to seek the advice of counsel in connection with the negotiation of this Amendment. Executive has done so and this Amendment has been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party

4. Definitions. Terms beginning with an initial capital letter not defined herein shall have the meaning given to them in the Amended Employment Agreement.

5. Effect of Amendment. Accept as amended by this First Amendment, the Amended Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Effective Date.

BRE PROPERTIES, INC.	EXECUTIVE

/s/ Constance B. Moore	/s/ Bradley P. Griggs
Constance B. Moore Chief Executive Officer	Bradley P. Griggs